NEWS RELEASE                                                   [LOGO]

December 19, 1994

    Bell Canada International to Complete Purchase in Jones Intercable

MONTREAL - Bell Canada International Inc. (BCI) announced today that it plans to complete its acquisition of a 30 per cent interest in Jones Intercable, Inc.

Tomorrow, December 20, BCI will invest approximately US$204 million in Jones Intercable at a price of US$27.50 per share. This is in addition to the US$55 million already invested in Jones in March 1994, at US$22 per share. Also, BCI will acquire equity interests in Jones Education Networks, Inc., Jones Lightwave, Inc. and Jones Entertainment Group for an additional consideration of US$35 million.

Derek H. Burney, chairman and chief executive officer of BCI stated, ``We are pleased about concluding this transaction. The furtherance of our relationship with Jones gives BCI a significant presence in the dynamic U.S. market and will provide us with valuable experience in educational, multimedia and alternative access services.'' He added, ``We believe this investment will support Jones Intercable's vigorous growth in the U.S. telecommunications market.''

The transaction will provide Jones Intercable with access to new technologies and skills, in addition to providing greater financial flexibility and resources. ``We are extremely pleased with this transaction, and are convinced that the strategic alliance with BCI will bring great benefit to Jones Intercable, its associates and its shareholders,'' said Glenn R. Jones, chairman and chief executive officer of Jones Intercable.

In addition, BCI has committed to invest an additional US$140 million in Jones by participating up to a level of 30 per cent in additional equity offerings the company may undertake.

Jones Intercable also announced that it has completed its merger with Jones Spacelink, Inc.

BCI will nominate three directors to the Board of directors of Jones Intercable, and, with Jones International, Ltd., will name up to three independent members of the Board.

Bell Canada International Inc. is responsible for the international telecommunications investments and services of its parent company, BCE Inc., Canada's largest telecommunications company.

Jones Intercable, Inc., is one of the largest cable television operations in the United States. It is also the world's largest cable television management company, managing cable operations for publicly held entities. It manages cable operations in 20 states and three countries.

For information:
Daniel E. Somers                        Patrick J. Lombardi
Bell Canada International Inc.          Jones Financial Group, Inc.
(303) 792-3111                          (303) 792-3111